As filed with the Securities and Exchange Commission on July 3, 2017

Registration No. 333-159065

Registration No. 333-145888

Registration No. 033-63375

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-3 Registration Statement No. 333-159065

Form S-3 Registration Statement No. 333-145888

Form S-3 Registration Statement No. 033-63375

UNDER

THE SECURITIES ACT OF 1933

Baker Hughes, a GE company, LLC

(Exact name of registrant as specified in its charter)

Delaware	76-0207995
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

17021 Aldine Westfield Road

Houston, Texas 77073

713-439-8600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William D. Marsh, Esq.

Chief Legal Officer

Baker Hughes, a GE company

17021 Aldine Westfield Road

Houston, Texas 77073

713-439-8600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters all of the securities that were registered but unsold under the above referenced registration statements as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment, filed by Baker Hughes, a GE company, LLC, a Delaware limited liability company (“BHGE LLC”) and successor in interest to Baker Hughes Incorporated, a Delaware corporation (“Baker Hughes”), relates to the Registration Statements on Form S-3 filed by Baker Hughes with the Securities and Exchange Commission (the “SEC”) on May 8, 2009 (Registration No. 333-159065), September 5, 2007 (Registration No. 333-145888) and October 12, 1995 (Registration No. 033-63375) (collectively, the “Registration Statements”).

On July 3, 2017, the previously announced combination (the “Transactions”) of General Electric Company’s (“GE”) Oil & Gas business (“GE O&G”) and Baker Hughes was completed. The Transactions were completed pursuant to the Transaction Agreement and Plan of Merger, dated as of October 30, 2016, among GE, Baker Hughes, Bear Newco, Inc. (which was renamed “Baker Hughes, a GE company”) (“BHGE”) and Bear MergerSub, Inc., as amended by the Amendment to Transaction Agreement and Plan of Merger, dated as of March 27, 2017, among GE, Baker Hughes, BHGE, Bear MergerSub, Inc., BHI Newco, Inc. (“Newco 2”) and Bear MergerSub 2, Inc. (as it may be further amended from time to time, the “Transaction Agreement”).

The Transactions included (i) the merger of Baker Hughes with an indirect, wholly owned subsidiary of Baker Hughes, with Baker Hughes surviving the merger as a direct wholly owned subsidiary of Newco 2 (the “First Merger”), (ii) the conversion of the surviving corporation of the First Merger into BHGE LLC, a Delaware limited liability company (which was originally named Newco LLC and then renamed Baker Hughes, a GE company, LLC) (the “Conversion”), (iii) the merger of Newco 2 with BHGE, with BHGE surviving the merger (the “Second Merger” and collectively with the First Merger, the “Mergers”) and (iv) the transfer by GE to BHGE LLC, following the Mergers and the Conversion, of (1) all of the equity interests of the GE O&G holding companies that held directly or indirectly all of the assets and liabilities of GE O&G, including any GE O&G operating subsidiaries, and (2) $7.4 billion in cash in exchange for approximately 62.5% of the membership interests in BHGE LLC.

As a result of the Transactions, the offerings of Baker Hughes’ securities pursuant to the above-referenced Registration Statements have been terminated. In accordance with the undertakings made by Baker Hughes in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, BHGE LLC hereby removes from registration the securities registered but unissued under such Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, BHGE LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 3, 2017.

Baker Hughes, a GE company, LLC

By:	/s/ Lee Whitley
Name:	Lee Whitley
Title:	Corporate Secretary

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.